Exhibit 99.1


        ALLIANCE ENTERTAINMENT CORP. RECEIVED FINANCIAL
          COMMITMENT FROM ITS TWO MAJOR STOCKHOLDERS


NEW YORK, December 20, 1996 -- Alliance Entertainment Corp. (NYSE; CDS) announced today it has received financing commit-ments (to be consummated in two stages) from its two major shareholders Wasserstein, Perella & Co. and BT Capital Part-ners, Inc. The first stage consists of $15 million in 6% pay-in-kind preferred stock and 6% convertible notes which were issued by the Company today. Both the preferred stock and notes are convertible into shares of common stock of Alliance at an initial conversion price of $1.25 per share. The second stage of the financing, anticipated to occur in the first half of 1997, will consist of a $35 million rights offering of a similar class of pay-in-kind convertible preferred stock, which will convert to common stock at the lower of $2.25 or 75% of the then current market value. The rights offering is condi-tioned upon further amendments to the Company's credit facili-ties, as well as certain other customary conditions. The Com-pany's senior credit lenders have already approved the initial stage of the financing. Wasserstein, Perella & Co. has agreed to lead manage the rights offering and has committed to sub-scribe for $17.5 million of the rights offering subject to cer-tain conditions, including the receipt by the Company of addi-tional subscriptions of at least $17.5 million.

In connection with the financing, Alliance's thirteen member Board of Directors has been reorganized to consist of six des-ignees of Wasserstein, Perella & Co., four designees of BT Cap-ital Partners, Inc., one designee of Bain Capital Inc., Alvin Teller and Joseph Bianco.

Alvin Teller, co-Chairman and CEO, stated, "This financing will provide Alliance with financial resources to complete the mod-ernization of its industry-leading distribution organization and continue to develop its music content business." In July of this year, Alliance acquired the Red Ant record label which will have its initial releases in the first quarter of 19997.

Joseph Bianco stated that this commitment by the Company's two major shareholders demonstrates the value of the franchise that the Company has created in the industry.

Alliance Entertainment Corp. is the largest full service dis-tributor of pre-recorded music and music-related products in the United States and is also actively engaged in the acquisi-tion and exploitation of proprietary content rights with respect to recorded music, video and video CDs.